EXHIBIT 99.1

December 1, 2023
Ewout Steenbergen
Re: Employment Agreement
Dear Ewout:
This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment as Executive Vice President and Chief Financial Officer of Booking Holdings Inc., a Delaware corporation with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), effective as of a date between December 4, 2023 and March 31, 2024 (inclusive) to be mutually agreed upon between you and the Company (the “Effective Date”) and documented via an addendum to this Agreement. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:
1.Your Term and Location of Employment. Except for earlier termination as provided in Section 7 hereof, your employment with the Company will be for three (3) years beginning on the Effective Date and ending on the day before the third (3rd) anniversary of the Effective Date (the “Initial Employment Term”). Your employment will be automatically extended for additional terms of successive one (1) year periods (each, an “Additional Employment Term”) unless the Company or you gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Employment Term or then-current Additional Employment Term that the term of your employment under this Agreement will not be extended. The Initial Employment Term and each Additional Employment Term are referred to as the “Employment Term.” Your principal place of employment will be at the Company’s principal United States office in Norwalk, Connecticut. You may be permitted to work remotely subject to Company policies, rules, or guidance in place from time to time, and provided that any such remote work does not interfere with your ability to perform your duties under this Agreement, as determined by the Chief Executive Officer in his sole discretion.
2.Your Positions and Duties. Beginning on the Effective Date, you will serve as an Executive Vice President and the Chief Financial Officer of the Company.
(a)You will report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”). You will have duties and authority consistent with the positions of Executive Vice President and Chief Financial Officer and such other duties reasonably consistent with your role as a senior executive of the Company as the Chief Executive Officer or the Board of Directors of the Company (the “Board”) may assign to you from time to time.
(b)During the Employment Term, you will devote substantially all of your business time and efforts to the performance of your duties under this Agreement; provided, however, that you will be allowed, to the extent that such activities do not materially interfere with the performance of your duties and responsibilities, to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, during the Employment Term, you will not serve on the board of directors, board of trustees or any similar governing body of any for-profit entity unless approved in advance in writing by the Chief Executive Officer.
3.Base Salary. During the Employment Term, your base salary will be at an annual rate of not less than $825,000 and will be payable in accordance with the usual payroll practices of the Company. Your base salary will be subject to annual review by the Board or the Talent and Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time by the Board or the Compensation Committee, but not decreased, unless the Board or the Compensation Committee reduces the base salary in a proportionate amount for all executive officers of the Company (as determined from time to time, your “Base Salary”). Following the Effective Date, the next review of your Base Salary would be effective March 1, 2025.
4.Incentive Compensation.
(a)Discretionary Bonus. Starting in 2024, for each fiscal year during the Employment Term, you will be eligible to participate in any annual bonus plan the Company may implement for senior executives of the Company. Your target annual bonus (“Annual Bonus”) for 2024 and subsequent years during the Employment Term will be equal to 180% of your Base Salary and will be payable in cash in accordance with the terms of the Company’s annual bonus plan; provided, however, in 2024, such target Annual Bonus will be multiplied by (ii) a fraction, the numerator of which is the number of days in 2024 during which you were employed by the Company, and the denominator of which is 366. As all bonuses are discretionary, you acknowledge that you do not earn an entitlement to a bonus, or any portion thereof, by working or continuing employment, and you may not earn or be awarded any bonus at all for some or all years, and there is no formula or guaranteed amount of any bonus that you will receive if a bonus is awarded to you or other executives of the Company. You will not be eligible to earn any bonus award in respect of the year in which your employment with the Company is terminated, or any subsequent year, except as specifically provided for in Section 8. Bonus awards do not accrue and are only earned and payable at the time of payment. You agree that this provision is meant to eliminate any legal right you may have to a bonus, or pro-rated bonus, in the event of resignation or termination, or any right you may have to a bonus payment as part of any damage award under the law.
(b)Long Term Compensation. For each fiscal year during the Employment Term, you will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company.
(i)Subject to your continued employment with the Company, you will be granted a target number of performance share units (the “2024 PSUs”) on the Company’s first established quarterly grant date that occurs immediately following the Effective Date (the “Grant Date”), which number will be equal to the quotient of

$3,700,000 divided by the “Fair Market Value” per share of the Company’s common stock as determined under the Company’s 1999 Omnibus Plan, as amended from time to time (the “1999 Omnibus Plan”), on the Grant Date. The 2024 PSUs will have other terms generally consistent with those applicable to grants to other senior executives of the Company.
(ii)Subject to your continued employment with the Company, you will be granted a number of restricted stock units (the “2024 RSUs”) on the Grant Date, which number will be equal to the quotient of $3,700,000 divided by the “Fair Market Value” per share of the Company’s common stock as determined under the Company’s 1999 Omnibus Plan on the Grant Date. One third (1/3rd) of the 2024 RSUs will vest on each anniversary of the Grant Date, such that the 2024 RSUs will be 100% vested on the third anniversary of the Grant Date, subject to your continued employment through each such vesting date. The 2024 RSUs will have other terms generally consistent with those applicable to grants to other senior executives of the Company.
(iii)In subsequent years during the Employment Term, the amount and terms of any long-term incentive grants will be determined by the Compensation Committee in its sole discretion, provided that the target number of any equity awards granted to you under any long-term incentive compensation plan will be in an amount that is substantially consistent with those awards granted to other senior executives of the Company (other than the Chief Executive Officer).
(c)New Hire Grant. Subject to your continued employment with the Company, you will be granted a number of restricted stock units (the “New Hire RSUs”) on the Grant Date, which number will be equal to the quotient of $9,000,000 divided by the “Fair Market Value” per share of the Company’s common stock as determined under the 1999 Omnibus Plan on the Grant Date. 75% of the New Hire RSUs will vest on the first anniversary of the Grant Date and the remaining 25% of the New Hire RSUs will vest on the second anniversary of the Grant Date, subject to your continued employment through each such vesting date, and will otherwise be governed by the terms set forth in an award agreement under the 1999 Omnibus Plan. In the event that, prior to the Grant Date of the New Hire RSUs, your employment is terminated by the Company without Cause, by you for Good Reason, or as a result of your Disability or death, then in lieu of the New Hire RSUs, you (or, as applicable, your estate) will be entitled to receive a lump sum cash payment in an amount equal to $6,750,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed during the period commencing on the Effective Date and ending on the date of your termination of employment and the denominator of which is 365, payable within sixty (60) days after the date of your employment termination. Except in the case of your death, your right to receive such payment in lieu of the New Hire RSUs is subject to your compliance with the Ancillary Agreements (as defined in section 11) and your execution on or after the date of termination of a Release (as defined in section 8(c)), that becomes effective within 55 days after the date of termination.
(d)Signing Bonus. Within thirty (30) days following the Effective Date, the Company will make a lump sum payment to you in an amount equal to $1,000,000 (the “Signing Bonus”). The Signing Bonus is paid as an advance in recognition of your anticipated service to the Company. One twelfth (1/12) of the Signing Bonus is earned for each completed month of employment in the first twelve (12) months of employment, with the Signing Bonus becoming fully earned upon completion of your twelfth (12th) month of employment. If you resign from your employment without Good Reason, or if the Company terminates your employment for Cause, in either case before the first (1st) anniversary of the Effective Date, you will promptly repay the Company the gross unearned portion of the Signing Bonus. You agree to sign all documents necessary to facilitate the Company's recovery of this amount through payroll deductions or other means.
5.Employee Benefits and Vacation.
(a)During the Employment Term, you will be entitled to participate in benefit plans and arrangements and fringe benefits and perquisite programs no less favorable than those provided to other similarly-situated senior executives of the Company.
(b)During the Employment Term, you will be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than 28 days of paid vacation per calendar year. You will also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.
6.Business Expenses. The Company will reimburse you for the travel, entertainment, and other business expenses you incur in the performance of your duties, in accordance with the Company’s policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
7.Termination.
(a)Your employment under this Agreement will terminate upon the earliest to occur of any of the following events:
(i)the termination of your employment by the Company due to your Disability pursuant to Section 7(b);
(ii)your resignation for Good Reason pursuant to Section 7(c);
(iii)the termination of your employment by the Company without Cause;

(iv)your resignation without Good Reason upon sixty (60) days’ prior written notice;
(v)the termination of your employment by the Company for Cause pursuant to Section 7(d); or
(vi)your death.
Effective as of the date of any termination of your employment for any reason, you hereby agree to tender your resignation from, will be deemed to have automatically resigned from, all offices and directorships you hold at the Company and any of its Affiliates (as defined in the 1999 Omnibus Plan) at the date of such termination, including, without limitation, the position of Executive Vice President and Chief Financial Officer.

(b)Termination Due to Disability. If, by reason of the same or related physical or mental illness or incapacity, you are unable to carry out your material duties pursuant to this Agreement for more than six (6) consecutive months, the Company may terminate your employment for disability (“Disability”) after providing you with thirty (30) days’ written notice. A termination due to Disability will not be effective if you return to the full-time performance of your material duties within such thirty (30) day notice period.
(c)Termination for Good Reason. A termination for Good Reason means a termination of your employment by you following written Notice of Termination for Good Reason given by you to the Company pursuant to Section 7(c)(ii).
(i)    For purposes of this Agreement, “Good Reason” means the occurrence, without your prior written consent, of any of the following: (A) a material diminution in your authority, duties, title, reporting structure, or responsibilities (which shall not in any circumstance include the designation of a different person to serve as the Company’s chief accounting officer); (B) a relocation of the Company’s principal office in Norwalk, Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from your residence at the time of such relocation (provided you are required by the Company to work regularly from such principal office location); and (C) any material breach by the Company of this Agreement.

(ii)    For purposes of this Agreement, a “Notice of Termination for Good Reason” means a notice indicating the specific termination provision in Section 7(c)(i) relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Good Reason. Before a termination by you will constitute termination for Good Reason, you must give the Company a Notice of Termination for Good Reason within ninety (90) days following the occurrence of the event that constitutes Good Reason. Failure to provide such Notice of Termination for Good Reason within such ninety (90)-day period shall be conclusive proof that you shall not have Good Reason to terminate employment. Good Reason shall exist only if (A) the Company fails to remedy the event or events constituting Good Reason within thirty (30) days after receipt of the Notice of Termination for Good Reason from you and (B) you terminate your employment within sixty (60) days after the end of the period set forth in clause (A) above. The Company’s placing you on paid leave (with full compensation and benefits for the portion of such period that occurs prior to your termination date) for up to sixty (60) consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.
(d)Cause. Subject to Section 7(d)(ii), your employment hereunder may be terminated by the Company for Cause.
(i)For purposes of this Agreement, the term “Cause” means (i) your willful and continued failure substantially to perform your duties and obligations to the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your willful engagement in misconduct which is materially injurious to the Company; (iii) your commission of a felony; (iv) your willful and material violation of any Company code of conduct; (v) your commission of a crime against the Company which is materially injurious to the Company; (vi) your material breach of any non-competition, non-solicitation, or other restrictive covenant that you enter into with the Company or a subsidiary; (vii) your willful and material breach of any confidentiality agreement that you enter into with the Company or a subsidiary; or (viii) the failure of any of your representations in Section 17 to have been true and correct. For purposes of this paragraph, no act, or failure to act, on your part will be considered “willful” unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company. The Compensation Committee (or its delegate) will determine whether “Cause” exists in its sole discretion
(ii)For purposes of this Agreement, a “Notice of Termination for Cause” means a notice indicating the specific termination provision in Section 7(d)(i) relied upon and setting forth in reasonable detail the facts and circumstances which provide a basis for termination for Cause. Further, a Notice of Termination for Cause will be required to include a copy of a resolution duly adopted by at least a majority of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which you and your representative had the right to attend and address the Board, indicating that the Board had found, in good faith, that you had engaged in conduct set forth in the definition of Cause and specifying the particulars in reasonable detail. The date of termination for a termination for Cause will be the date indicated in the Notice of Termination for Cause. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement will be deemed a termination by the Company without Cause. Notwithstanding anything to the contrary in any equity award or other agreement between you and the Company, the determination of “Cause” under such agreement will be determined by the Board in accordance with this Section 7(d)(ii).
8.Consequences of Termination of Employment.
(a)Death. If your employment is terminated by reason of your death, the Employment Term will terminate without further obligations to your legal representatives under this Agreement except for: (i) any compensation earned but not yet paid as of the date of your death, including, without limitation, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses payable pursuant to Section 6 (collectively “Accrued Amounts”), which amounts will be promptly paid in a lump sum to your estate; (ii) any Annual Bonus for the fiscal year prior to the year in which your death occurs that has not been paid by the date of your death (a “Prior Year Bonus”), which Prior Year Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other executive officers, but, in any event, no later than March 15 of the year of your death; (iii) any other amounts or benefits owing to you under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company which will be paid or treated in accordance with the terms of such plans and programs; (iv) continuation, for twelve (12) months following the date of death, of your health benefits for your dependents at the same level and cost as if you were an employee of the Company, subject to the terms set forth in Section 8(e); and (v) if a bonus plan is in place, the product of (x) the target Annual Bonus for the fiscal year in which your death occurs, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by the Company, and the denominator of which is 365 (or 366 in a leap year), which Annual Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other executive officers, but, in any event, no later than March 15 of the fiscal year following the fiscal year to which such bonus relates.
(b)Disability. Subject to Section 8(g), if your employment is terminated by reason of your Disability, you will be entitled to receive the payments and benefits to which your representatives would be entitled in the event of a termination of employment by reason of your death, plus you will be entitled to continuation, for twelve (12) months following such termination of employment, of group life and disability insurance benefits as if you were an active employee of the Company.
(c)Termination by You for Good Reason, Termination by the Company without Cause during the Employment Term or Termination of this Agreement as a Result of a Notice of Non-Renewal by the Company. Subject to Section 8(g) and Section 9, if you terminate your employment under this Agreement for Good Reason, your employment is terminated by the Company without Cause, in each case during the Employment Term, or your employment is terminated as a result of your receipt of a notice from the Company, as described in Section 1 hereof, of the Company’s decision not to extend the Employment Term, then you will be entitled to receive: (i) any Accrued Amounts at the date of termination, which amounts will be promptly paid in a lump sum; (ii) any Prior Year Bonus, which will be paid in a lump sum when bonuses for such period are paid to the Company’s other executive officers, but, in any event, no later than March 15 of the year of your termination; (iii) an amount equal to one (1) times the sum of your Base Salary and target Annual Bonus, if any, for the year in which such termination occurs, paid in equal installments over a period of twelve (12) months after the date of termination in accordance with the Company’s regular payroll practices, commencing no later than sixty (60) days after the date of your employment termination (provided, however, if the Base Salary or target Annual Bonus, if any, has been decreased in the twelve (12) months before the termination, the amount to be used will be the highest Base Salary and target Annual Bonus, if any, during such twelve (12) month period); (iv) any other amounts or benefits owing to you under the then applicable employee benefit, long-term incentive or equity plans and programs of the Company, which will be paid or treated in accordance with the terms of such plans and programs; (v) continuation of group health benefits for a period of twelve (12) months as if you were an employee of the Company, subject to the terms set forth in Section 8(e); and (vi) if a bonus plan is in place, the product of (x) the actual Annual Bonus you would have earned for the fiscal year of your termination, and (y) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by the Company, and the denominator of which is 365 (or 366 in a leap year), which prorated Annual Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other executive officers, but, in any event, no later than March 15 of the fiscal year following the fiscal year to which such Annual Bonus relates. Your receipt of the payments and benefits described in this Section 8(c) (other than the Accrued Amounts) is conditioned on and subject to your compliance with the Ancillary Agreements (as defined in section 11) and your execution on or after the date of termination of a release of claims in favor of the Company, substantially in the form attached as Appendix A to this Agreement (the “Release”), that becomes effective within 55 days after the date of termination.
(d)Termination by You for Good Reason or Termination by the Company without Cause within 6 months preceding or 12 months following a Change in Control. Subject to Section 8(g) and Section 9, if you terminate your employment under this Agreement for Good Reason or your employment is terminated by the Company without Cause (i) within six (6) months preceding a Change in Control (and such termination of employment, or the event giving rise to your termination of employment for Good Reason, occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, or at the request of any other person in anticipation of a Change in Control, and in either case, such Change in Control actually occurs) or (ii) within twelve (12) months after a Change in Control, then in lieu of any amounts or benefits payable under Section 8(c) above, you will be entitled to receive: (A) any Accrued Amounts at the date of termination, which amounts will be promptly paid in a lump sum; (B) any Prior Year Bonus, which will be paid in a lump sum when bonuses for such period are paid to the Company’s other executive officers and by March 15th of the year of your termination; (C) an amount equal to two (2) times the sum of your Base Salary and target Annual Bonus, if any, for the year in which such termination occurs, paid in equal installments over a period of twenty-four (24) months after the date of termination in accordance with the Company’s regular payroll practices, commencing no later than sixty (60) days after the date of your employment termination (provided, however, if the Base Salary or target Annual Bonus, if any, has been decreased in the twelve (12) months before the termination, the amount to be used will be the highest Base Salary and target Annual Bonus, if any, during such twelve (12) month period); (D) any other amounts or benefits owing to you under the then applicable employee benefit, long-term incentive or equity plans and programs of the Company, which will be paid or treated in accordance with the terms of such plans and programs and this Agreement; (E) continuation of group health benefits for a period of twelve (12) months as if you were an employee of the Company, subject to the terms set forth in Section 8(e); and (F) if a bonus plan is in place, the product of (x) the actual Annual Bonus you would have earned for the fiscal year of your termination, and (y) a fraction, the numerator of which is the number of days of the current fiscal year during which you were employed by the Company, and the denominator of which is 365 (or 366 in a leap year), which prorated Annual Bonus will be paid in a lump sum when bonuses for such period are paid to the Company’s other senior executive officers, but, in any event, no later than March 15 of the fiscal year following the fiscal year to which such Annual Bonus relates. Your receipt of the payments and benefits described in this Section 8(d) (other than the Accrued Amounts) is conditioned on and subject to your compliance with the Ancillary Agreements and your execution on or after the date of the Release, that becomes effective within 55 days after the date of termination.
(e)Continuation of Group Health Benefits. With respect to any continuation of group health benefits to you or your dependents in connection with your termination of employment pursuant to Section 8 of this Agreement, you will pay the full cost for such group health coverage on an after-tax basis for each month that you elect to retain such coverage by payment of the monthly cost of such coverage as determined for purposes of health care continuation under Section 4980B of the Internal Revenue Code of 1986, as amended (the “COBRA Premium”). Within five (5) business days after the date of the effectiveness of the Release, the Company will make a payment to you equal to the number of full and partial months remaining in the calendar year in which your employment is terminated, multiplied by the difference between the COBRA Premium for such year and the monthly amount that you were required to pay for group health coverage immediately prior to your termination of employment. On each January 2 thereafter until the end of the twelve (12) month period, as applicable, if you have maintained group health coverage through the last day of the preceding calendar year, the Company will make a payment to you equal to the difference between the COBRA Premium and the monthly amount that you were required to pay for group health coverage immediately prior to the termination of your employment, multiplied by twelve (12), or, if the period of coverage is for less than a year, by the number of full and partial months remaining in the year until the end of the twelve (12) month period. Notwithstanding the foregoing, the period of coverage following the date of your termination of employment will be considered to be the period during which you will be eligible for continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). If this Agreement to provide group health benefits continuation results in any non-compliance with or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws.
(f)Termination for Cause, Voluntary Resignation without Good Reason or Termination of this Agreement as a Result of a Notice of Non-Renewal by You. If your employment hereunder is terminated (i) by the Company for Cause, (ii) by you without Good Reason, or (iii) your employment is terminated as a result of the Company’s receipt of a notice from you, as described in Section 1 hereof, of your decision not to extend the Employment Term, you will be entitled to receive only any Accrued Amounts at the date of termination. Your rights to any additional payments and benefits under all Company benefits plans, programs, and equity grants will be determined in accordance with such plans, programs, and grants.
(g)Separation from Service. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” (within the meaning of Section 409A of the Code) and any payment made pursuant to this Agreement is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment will be the date that is the first (1st) day of the seventh (7th) month after the date of your “separation from service” with the Company (determined in accordance with Section 409A of the Code) or your earlier death. In addition, if the event triggering your right to benefits or payments hereunder is your termination of employment, but such termination of employment does not constitute a “separation from service” with the Company within the meaning of Section 409A of the Code, then the benefits or payments hereunder payable by reason of such termination of employment that are considered to be a “deferral of compensation” under Section 409A of the Code will not be paid upon such termination of employment, but instead, will remain an obligation of the Company to you and will be paid or provided to you upon the first to occur of: (i) your “separation from service” (within the meaning of Section 409A of the Code) (any amount payable upon such “separation from service” being subject to the first sentence of this Section 8(g)); (ii) a “change of control” of the Company (within the meaning of Section 409A of the Code); or (iii) your death.
9.No Mitigation; No Set-Off. In the event of any termination of your employment hereunder, you will be under no obligation to seek other employment and there will be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain. Notwithstanding the foregoing, in the event that your employment is terminated by the Company without Cause or by you for Good Reason, in either case within the first six (6) months of the Initial Employment Term, and after your date of termination, you directly or indirectly, without the prior written consent of the Company, engage in any of the same or substantially similar activities, duties, or responsibilities that you had while an employee of the Company, for any other company or business that competes with the Company, then to the fullest extent permitted by applicable law you will cease to be eligible to receive any benefits or amounts otherwise payable under Section 8(c) or Section 8(d) that are unpaid or outstanding as of the date you are first employed or engaged by such competing company or business, provided in any event that you will receive at least $100 as consideration for your Release.
10.Change in Control. For purposes of this Agreement, the term “Change in Control” has the meaning as set forth in the 1999 Omnibus Plan or its successor.
11.Ancillary Agreements; Acknowledgments. In connection with the execution of this Agreement, you agree to concurrently execute (a) the Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) and the Employee Confidentiality and Assignment Agreement (the “Confidentiality and Assignment Agreement”), which are attached as Appendix B and Appendix C respectively, are each incorporated by reference into this Agreement and are together referred to as the “Ancillary Agreements;” and (b) acknowledgments of each of the Incentive-Based Compensation Clawback Policy and the Financial Restatement Recovery Policy, which are attached as Appendix D, and Appendix E respectively, and are together referred to as the “Clawback Policy Acknowledgments.”
12.Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law for any action or inaction by you while serving as an officer of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.
13.Duty to Cooperate. You agree, after the termination of your employment, to reasonably cooperate with the Company and its Affiliates and their respective directors, officers, attorneys, and experts in all matters relating to your pending work on behalf of the Company and the orderly transfer of such pending work to other employees of the Company as may be designated by the Company. You further agree that you will cooperate in any legal disputes, proceedings or business matters relating to issues or incidents which took place during the term of your employment. Such cooperation may include appearances in court or discovery proceedings. Your reasonable and pre-approved out-of-pocket expenses incurred in connection therewith shall be reimbursed by the Company. Such expenses, however, will not include reimbursement for lost wages or attorneys’ fees and costs, unless such attorneys’ fees and costs are otherwise covered under the indemnification provisions of Section 12 hereof or under any other indemnification coverage to which you may be entitled as a result of your role on behalf of the Company. The

Company will provide you with reasonable notice whenever possible of the need for your cooperation.
14.Legal Fees. Subject to your continued employment as of the payment date, the Company will pay your reasonable legal fees and costs associated with entering into this Agreement, not to exceed $10,000. All payments by the Company of the legal fees to you under this Section 14 (or to the extent applicable, Section 15(a) below) will be for expenses incurred during your lifetime and will be made within ninety (90) days after the date you submit evidence of such expenses, and in all events prior to the last day of the calendar year following the calendar year in which you incur the expense. In no event will the amount of expenses reimbursed or paid in one year affect the amount of expenses eligible for reimbursement, or payment to, or for you in any other taxable year.
15.Disputes.
(a)All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to the Non-Competition Agreement or the Confidentiality and Assignment Agreement, will be settled by arbitration conducted before a panel of three (3) arbitrators sitting in Fairfield County, Connecticut, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators will be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The Company will promptly pay all expenses of such arbitration, including the fees and expenses of your counsel. If the arbitrators determine that your position was overall frivolous or otherwise taken in bad faith, the arbitrators may determine that you be required to reimburse the Company for your own legal fees.
(b)In the event that after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, you will continue to be treated economically and in respect of employee benefits in the manner asserted by you in the arbitration effective as of the date of the filing of the arbitration, subject to you promptly refunding any amounts paid to you, paying the cost of any benefits provided to you and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by you during the pendency of the arbitration which you are ultimately held not to be entitled to; provided, that the arbitrators may terminate such payments and benefits in the event that they determine at any point that you are intentionally delaying conclusion of the arbitration.
16.Certain Adjustments by the Company. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided to you, under this Agreement or any other arrangement (collectively, the “Total Payments”), would be a “Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the Total

Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to you, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, and local income taxes). Any determinations required to be made under this Section 16 will be made by the Company’s independent accountants or another major accounting firm selected by the Company, which will provide detailed supporting calculations both to the Company and you within fifteen (15) business days after the date of the termination of your employment or such earlier time as is requested by the Company, and will be made at the expense of the Company. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 16 will not of itself limit or otherwise affect any of your other rights under this Agreement. If any payment or benefit is required to be reduced pursuant to this Section 16 and no such payment or benefit qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), you will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 16. The Company will provide you with all information that you reasonably request to permit you to make such designation. If any payment or benefit is required to be reduced pursuant to this Section 16 and any such payment or benefit constitutes Nonqualified Deferred Compensation or you fail to elect an order in which payments or benefits will be reduced pursuant to this Section 16, then the reduction will occur in the following order: (a) the payments under Section 8(c)(iii) or 8(d)(C) as applicable, (b) the payments under Section 8(c)(vi) or 8(d)(F) as applicable, (c) any other cash payments to be made to you but only if the value of such cash payments is not greater than the parachute value of such payments, (d) other payments, including cancellation of acceleration of vesting, if applicable, ratably. Within any category of payments and benefits (that is, (a), (b), (c) or (d)), (i) a reduction will occur first with respect to amounts that are not Nonqualified Deferred Compensation within the meaning of Section 409A of the Code and then with respect to amounts that are, and (ii) the payment and/or benefit amounts to be reduced and the acceleration of vesting to be cancelled, if applicable, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable.
17.Representations.
(a)You represent that, except as expressly set forth below, your employment under this Agreement will not violate any law or duty by which you are bound, and will not conflict with or violate any agreement or instrument (including any non-competition or non-solicitation covenants with any prior employer or any other entity) to which you are a party or by which you are bound.
(b)You acknowledge that (i) all cash and equity incentive awards granted to you by the Company or any of its Affiliates will be subject to the terms of such awards (as set forth in this Agreement and the respective grant agreements) and will be subject to recapture under the Company’s Incentive-Based Compensation Clawback Policy and/or the Company’s Financial Restatement Recovery Policy, each as currently in effect and as may be amended from time to time and (ii) you will be subject to the Company’s stock ownership guidelines as currently in effect and as may be amended from time to time.
(c)You represent that you are legally authorized to work in the United States, and you will provide documentation showing such authorization to the Company on your Effective Date. You acknowledge that, in order for the Company to comply with United States law, the Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.
(d)You represent that during your employment with your prior employers: (i) you complied materially with all codes of conduct and policies of your prior employers, including those regarding nondiscrimination and harassment in the workplace, insider trading and improper payments, and all laws underlying such codes of conduct and policies (the “Standards”), and (ii) you were not disciplined for a violation of the Standards. In addition, you represent that you are not aware of any allegations against you claiming a violation of the Standards.
You represent that all information provided to the Company or its agents by you or your representatives with regard to your background, and all representations made by you to the Company or its agents in the hiring process, were and are true and correct to the best of your knowledge.
18.Miscellaneous.
(a)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.
(b)Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of you by the Company from and after the Effective Date and, from the Effective Date, supersede any prior written or oral agreements between the Company and you, other than the Ancillary Agreements and the Clawback Policy Acknowledgments which were executed by you in connection with this Agreement. In the event of any conflict in terms or provisions between this Agreement and the Ancillary Agreements, the terms and provisions of this Agreement will prevail and govern. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth or referred to herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.
(d)Assignment. This Agreement will not be assignable by you. This Agreement will be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company or other successor to the Company, provided such acquirer or successor promptly assumes all of the obligations hereunder of the Company in a writing delivered to you or otherwise complies with the provisions hereof with regard to such assumption.
(e)Successors; Binding Agreement; Third Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees, and permitted assignees of the parties hereto.
(f)Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing and be deemed to have been duly given (i) when delivered (including via electronic mail) or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to your latest address on file with the Company and the Company’s address at 800 Connecticut Avenue, Norwalk, Connecticut, 06854, Attn: General Counsel, as applicable, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address will be effective only upon receipt.
(g)Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, and local taxes and other similar amount as may be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.
(h)Survivorship. The respective rights and obligations of the parties hereunder, including, without limitation, those in the Ancillary Agreements, will survive any termination of your employment to the extent necessary to the agreed preservation of such rights and obligations.
(i)Counterparts. This Agreement may be signed in counterparts (including via facsimile or other electronic transmission), each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(j)Headings. The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k)Section 409A of the Code. Each payment or reimbursement and the provision of each benefit under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Furthermore, if any payment made under this Agreement is subject to payment during a specified time frame (e.g., within ninety (90) days of a termination of employment) as opposed to payment on a specific payment date (e.g., January 1, 2025), the Company, in its sole discretion, will determine the exact date upon which such payment will be made during the specified payment period. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply. This Agreement will be administered in a manner consistent with this intent. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Reference to Section 409A of the Code includes any regulations, or any other formal guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Finally, if the period after the date of termination during which the Release must become effective spans two calendar years, any payments or benefits conditioned on the Release will not be made or commence to be made until the second calendar year.
19.Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the Effective Date.

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If you agree with the foregoing, please sign and date this Agreement in the space indicated below.

Very truly yours,
BOOKING HOLDINGS INC.

/s/ Glenn D. Fogel

Glenn D. Fogel
Chief Executive Officer and President

Accepted and agreed to:

/s/ Ewout Steenbergen
Ewout Steenbergen
Date: December 4, 2023

Appendix A: Form of Release

Appendix B: Non-Competition and Non-Solicitation Agreement

Appendix C: Employee Confidentiality and Assignment Agreement

Appendix D: Incentive-Based Compensation Clawback Policy

Appendix E: Financial Restatement Recovery Policy

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